Exhibit F-2(a)

&#June 4, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We are familiar with (1) the Application-Declaration on Form U-1 (File No. 70-10182), as amended ("Application-Declaration"), filed by System Energy Resources, Inc. ("System Energy") with the Securities and Exchange Commission ("Commission") under the Public Utility Holding Company Act of 1935, as amended, contemplating, among other things, the refunding of debt incurred in connection with the sale and leaseback of a portion of System Energy's 90% undivided ownership interest in Unit 1 of the Grand Gulf Steam Electric Generating Station with the issuance and sale by GG1C Funding Corporation of a series of Secured Lease Obligation Bonds, (2) the Commission's Orders, dated April 2, 2004 and April 9, 2004 ("Orders") granting and permitting to become effective the Application-Declaration and (3) System Energy's execution of a Collateral Trust Indenture, a Supplemental Indenture No. 1 to the Collateral Trust Indenture, a Purchase Agreement, two Refunding Agreements, two Lease Supplements to the Facility Leases, two Supplemental Indentures to the Lease Indentures and two amendments to System Energy's existing Tax Indemnity Agreements in connection with said sale and leaseback, all as referred to and more fully described in the Application-Declaration (collectively, the "Transactions"). In connection therewith, we advise you that, in our opinion:

1. The Transactions have been consummated in accordance with the Application-Declaration and the Orders.

2. All state laws applicable to the participation by System Energy in the Transactions have been complied with (other than so-called "blue sky" laws or similar laws, upon which we do not express an opinion).

3. The consummation of the Transactions has not violated the legal rights of the holders of any securities issued by System Energy or any associate company thereof.

This opinion is limited to the laws of the state of New York and the federal laws of the United States of America.

We consent to the use of this opinion as an exhibit to the Certificate pursuant to Rule 24.

Very truly yours,

/s/ Thelen Reid & Priest LLP

THELEN REID & PRIEST LLP